EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

July 26, 2006

CONTACT:	Brian Schaefgen
(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. REPORTS SECOND QUARTER OF 2006 FINANCIAL RESULTS

Newport Beach, California, July 26, 2006 - Ambassadors International, Inc. (NASDAQ:AMIE) reported revenue of $29.7 million for the three months ended June 30, 2006, up from $7.8 million for the three months ended June 30, 2005. In addition, the Company reported net income of $1.7 million, or $0.15 per diluted share, for the three months ended June 30, 2006, compared to net income of $1.3 million, or $0.13 per diluted share, for the three months ended June 30, 2005.

Joe Ueberroth, President and CEO of the Company, stated, “We are pleased with the operational progress in our cruise operations thus far and are encouraged by our stronger-than-expected bookings to date for 2006 and 2007. In our initial projections at the time of our cruise acquisitions, we shared that we anticipated generating 2006 pretax income of approximately $3.1 million in our cruise segment. With our improved visibility for 2006, and despite the unexpected grounding of the Empress of the North earlier this year, we now believe that our cruise segment should generate pretax income of approximately $8.0 million in 2006.”

“Additionally, we are excited with our acquisition of Bellingham Marine Industries and the recent launch of our BellPort Newport Harbor Shipyard operations. These additional operations solidify our position in the marine industry. We believe that our combined marine operations should contribute pretax income of $3.5 million to the company in 2006.”

We achieved revenues of $29.7 million in the second quarter of 2006, an increase of $21.8 million from 2005. For the quarter ended June 30, 2006, the increase in revenue resulted from the addition of $21.8 million in cruise-related revenue from our cruise segment which commenced operations on January 13, 2006. In addition, our marine revenue increased $2.0 million over 2005 as a result of our shipyard operations which began on April 1, 2006. These increases were partially offset by lower travel, incentive and event related revenue, as well as lower net insurance premiums earned, both a result of decreased business in the second quarter.

Our costs and operating expenses increased $21.1 million in the second quarter of 2006 from 2005. This increase was primarily due to $19.5 million in cruise operating expenses and other selling, general and administration and depreciation expenses associated with our new cruise segment. In addition, our cost of marine revenue increased $1.1 million related to revenues generated from our new shipyard operations. As of January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” and recorded approximately $0.2 million in general and administrative expenses related to employee stock options.

On March 24, 2006, the Empress of the North vessel ran aground. No passengers or crew were injured during the incident. The vessel was in dry dock for repairs for approximately four weeks and the vessel returned to operations on April 16, 2006. As a result of this event and ensuing repairs, we canceled three cruises which resulted in lost revenue of approximately $1.4 million in the second quarter. Additionally, included in cruise operating expenses for the second quarter are vessel repair, passenger relocation and crew expenses totaling approximately $2.4 million incurred as a result of the grounding. These expenses were offset by insurance recoveries of $1.6 received in the second quarter of 2006. We continue to pursue additional insurance recoveries from this incident.

We reported other income (expense) for the three months ended June 30, 2006 of $1.0 million, compared to $1.4 million for the three months ended June 30, 2005. The decline was a result of approximately $0.7 million of interest expense related to long-term debt assumed in our cruise acquisitions consummated in the first and second quarters of 2006 and decreases in our net earnings on minority investments in 2006 of $0.6 million. Our other income (expense) was favorably impacted by realized gains of $0.7 million which resulted from sales of available-for-sale securities and improved yields on our investment portfolio of $0.2 million resulting from higher interest rates in 2006 compared to 2005.

Recent News

We recently announced our acquisition of Bellingham Marine Industries, a leading marina design/build construction company based in Bellingham, Washington. This acquisition was completed on July 21, 2006.

On June 30, 2006, Ambassadors International, Inc. was added to the Russell 2000® index.

Conference Call

Ambassadors International, Inc. will host a conference call to discuss the results of operations on Thursday, July 27, 2006 at 11:30 a.m. Eastern Time. Interested parties may join the call by dialing (800) 795-1259, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com/investor. For conference replay access, parties may dial (888) 566-0870 and follow the prompts, or visit the www.ambassadors.com/investor website. Post call webcast access will be available two hours following the webcast.

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine and travel and event company. The Company operates Majestic America Line, North America’s premier river and coastal cruise company. The Company also provides travel and event services and operates international marine facilities through subsidiary companies. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements

This press release contains forward-looking statements that involve various risks and uncertainties, including statements relating to the Company’s future prospects and projected financial performance. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, general economic and business conditions; overall conditions in the cruise, marine, travel and insurance industries; potential claims related to our reinsurance business; further declines in the fair market value of our investments; lower investment yields; unexpected events that disrupt the operations of our cruise operations; environmental related factors; our ability to successfully integrate the operations of companies or businesses we acquire and realize the expected benefits of our acquisitions (including Bellingham Marine); our ability to successfully and efficiently operate the businesses that we acquire (including Bellingham Marine); our ability to compete effectively in the U.S. cruise market; our ability to compete effectively in the U.S. and international marina construction markets; our ability to effectively and efficiently manage our rapid growth; our ability to continue to identify attractive acquisition targets and consummate future acquisitions on favorable terms; our ability to accurately estimate contract risks; our ability to service our debt and other factors discussed more specifically in our annual, quarterly and periodic filings with the Securities and Exchange Commission on Form 10-K, 10-Q and 8-K. Any projections provided in this release are based on limited information currently available to management and are subject to change. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Additional Information

For further information please contact: Brian Schaefgen of Ambassadors International, Inc. at (949) 759-5900.

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months Ended June 30,
	2006	2005
	(unaudited)
Revenues:
Passenger ticket revenue	$19,089	$—
Onboard and other cruise revenue	2,680	—
Travel, incentive and event related	2,910	4,312
Net insurance premiums earned	2,536	3,096
Marine revenue	2,250	214
License fees	198	206

	29,663	7,828

Costs and operating expenses:
Cruise operating expenses	12,228	—
Cost of marine revenue	1,082	—
Selling and tour promotion	3,654	770
General and administrative	7,781	3,325
Depreciation and amortization	856	102
Loss and loss adjustment expenses	1,492	1,602
Insurance acquisition costs and other operating expenses	990	1,195

	28,083	6,994

Operating income	1,580	834

Other income (expense):
Interest and dividend income	894	678
Realized gains on sale of available-for-sale securities	735	12
Interest expense	(728)	—
Other, net	146	696

	1,047	1,386

Income before income taxes	2,627	2,220
Provision for income taxes	967	876

Net income	$1,660	$1,344

Earnings per share:
Basic	$0.15	$0.13
Diluted	$0.15	$0.13
Weighted-average common shares outstanding:
Basic	10,898	10,337
Diluted	11,376	10,574

	Six Months Ended June 30,
	2006	2005
	(unaudited)
Revenues:
Passenger ticket revenue	$20,375	$—
Onboard and other cruise revenue	2,789	—
Travel, incentive and event related	7,102	9,484
Net insurance premiums earned	5,020	5,692
Marine revenue	2,420	328
License fees	275	305

	37,981	15,809

Costs and operating expenses:
Cruise operating expenses	14,557	—
Cost of marine revenue	1,082	—
Selling and tour promotion	5,193	1,613
General and administrative	12,625	6,138
Depreciation and amortization	1,326	214
Loss and loss adjustment expenses	2,857	2,863
Insurance acquisition costs and other operating expenses	2,033	2,244

	39,673	13,072

Operating income (loss)	(1,692)	2,737

Other income (expense):
Interest and dividend income	1,835	1,290
Realized gains on sale of available-for-sale securities	747	12
Interest expense	(1,095)	(5)
Other, net	72	690

	1,559	1,987

Income (loss) before provision (benefit) for income taxes	(133)	4,724
Provision (benefit) for income taxes	(73)	1,861

Net income (loss)	$(60)	$2,863

Earnings (loss) per share:
Basic	$(0.01)	$0.28
Diluted	$(0.01)	$0.27
Weighted-average common shares outstanding:
Basic	10,597	10,224
Diluted	10,597	10,524

In January 2006, concurrent with certain acquisitions completed subsequent to December 31, 2005, the Company realigned its business segments. As of January 2006, the Company will report the following business segments: (i) Cruise, (ii) Marine, which will include the operations of BellPort, (iii) Travel and Events, which will include the operations of Ambassadors, (iv) Insurance, which will include the operations of Cypress Re and (v) Corporate and Other, which will consist of general corporate assets (primarily cash and cash equivalents and investments) and other activities which are not directly related to our operating segments.

Summary of business segment information is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue:
Cruise	$21,769	$—	$23,164	$—
Marine	2,250	214	2,420	328
Travel and Events	3,108	4,518	7,377	9,789
Insurance	2,536	3,096	5,020	5,692
Corporate and Other	—	—	—	—

Total revenue	$29,663	$7,828	$37,981	$15,809

Operating income (loss):
Cruise	$2,241	$—	$(1,433)	$—
Marine	248	29	181	(8)
Travel and Events	132	1,239	1,560	3,461
Insurance	54	300	130	585
Corporate and Other	(1,095)	(734)	(2,130)	(1,301)

Total operating income (loss)	$1,580	$834	$(1,692)	$2,737

Summary balance sheet information is as follows (in thousands):

	June 30, 2006	December 31, 2005
	(unaudited)
Assets:
Current assets:
Cash and short-term investments	$94,051	$95,131
Accounts receivable, net	7,757	2,976
Premiums receivable	15,807	14,135
Deferred policy acquisition costs	1,348	1,668
Reinsurance recoverable	1,470	1,257
Prepaid reinsurance premiums	968	1,095
Inventory	1,926	—
Deferred income taxes	138	414
Prepaid program costs and other current assets	9,598	2,524

Total current assets	133,063	119,200
Property and equipment, net	100,622	595
Goodwill	9,181	8,996
Other intangibles	1,250	1,325
Other assets	9,726	4,667

Total assets	$253,842	$134,783

Liabilities:
Current liabilities:
Accounts payable and accrued and other expenses	$11,511	$4,477
Participant and passenger deposits	41,695	6,124
Loss and loss adjustment expense reserves	10,761	9,021
Unearned premiums	4,905	5,779
Deferred gain on retroactive reinsurance	80	151
Current portion of long term debt	4,229	—

Total current liabilities	73,181	25,552
Non-current participant and passenger deposits	308	5
Long term debt, net of current portion	71,106	—

Total liabilities	144,595	25,557
Stockholders’ equity	109,247	109,226

Total liabilities and stockholders’ equity	$253,842	$134,783